Exhibit 15.(a).1

PARTNER COMMUNICATIONS COMPANY LTD.
2004 EQUITY INCENTIVE PLAN

as adopted under the name Partner Communications Company Ltd. 2004 Share Option Plan on 12 July 2004, amended on 26 March 2008 by the Board of Directors and approved by the shareholders on 25 June 2008, as further amended on 23 February 2009 by the Board of Directors and approved by the shareholders on 22 April 2009, as further amended by the Board of Directors effective as of 14 April, 2011, as further amended on 21 March 2012 by the Board of Directors and approved by the shareholders on 8 May 2012, and as renamed and further amended effective as of 18 June, 2014 by the Board of Directors

1.	Purpose

This Partner Communications Company Ltd. 2004 Equity Incentive Plan (formerly known as the Partner Communications Company Ltd. 2004 Share Option Plan), as amended from time to time, (the “Plan”) is intended to promote the interests of Partner Communications Company Ltd. (the “Company”) and its shareholders by providing employees, directors and officers, and advisors of the Company or any Affiliate with appropriate incentives and rewards to encourage them to enter into and continue in the employ of, or service to, the Company or any Affiliate and to acquire a proprietary interest in the long-term success of the Company. The Plan is designed to enable employees, directors and officers of the Company or any Affiliate to benefit from the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

2.	Definitions

As used in the Plan, the following definitions shall apply to the terms indicated below:

“Affiliate”
means any entity (a) with respect to which the Company is an “employing company” within the meaning of Section 102(a) of the Ordinance; and (b) is approved by the Committee as an Affiliate to which the terms of this Plan apply.

“Approved 102 Grant”	means a Grant granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

“Capital Gain Grant (CGG)”	means an Approved 102 Grant elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

“Cashless Formula”	means the following formula:

(A x B) - (A x C)
B

A = the number of vested Options the Participant requests to exercise as written in the Notice of Exercise;

B = the higher of the following: (i) the closing sale price of an Ordinary Share on the Tel Aviv Stock Exchange, on the last trading day before the Notice Date (as defined in Section 8.3), as such closing sale price is published by the Tel Aviv Stock Exchange, or (ii) if the Participant includes in the Notice of Exercise delivered to the Company under Section 8.1.5, a minimum price at which he/she is willing to sell an Ordinary Share, such price per Ordinary Share;

C= the Option Exercise Price.

“Cashless
Options”	shall have the meaning set forth in Section 8.3 (i)(y) or (ii).

“Cause”
when used in connection with the termination of a Participant's employment or service by the Company or any Affiliate, shall mean (a) the willful and continued failure by the Participant to perform his duties (including the duty of care and the fiduciary duty as set forth in the Companies Law) and obligations to the Company or any Affiliate (other than any such failure resulting from Retirement or Disability, as hereinafter defined or any such failure approved by the Company, subject to applicable law); or (b) the willful engaging by the Participant in misconduct which is injurious to the Company or any Affiliate, provided, however, that in relation to employees or officers of the Company or any Affiliate, in each case the actions or omissions of the Participant are sufficient to deny the Participant severance payment under the Severance Payment Law, 1963.

“Commencement
Date”
with respect to the vesting schedule of an Option or the earning schedule of a Restricted Share, shall be the Grant Date, unless another date for the commencement of the vesting or earning schedule with respect to such Option or Restricted Share has been set by the Committee and written in the Grant Instrument.

“Committee”	shall mean the Compensation Committee of the Company's Board of Directors (as may be re-named by the Board of Directors).

“Companies
Law”	shall mean the Israeli Companies Law, 1999, as may be amended from time to time.

“Company”	shall mean Partner Communications Company Ltd., a company incorporated under the laws of the State of Israel.

“Compensation
Policy”	The Compensation Policy, if any, adopted from time to time by the Company, pursuant to Section 267A of the Companies Law.

“Designated
Beneficiary”	of a Participant, shall mean the beneficiary designated by such Participant or deemed as such Participant's Designated Beneficiary pursuant to Section 26 hereto, upon the death of the Participant.

“Disability”
shall mean any physical or mental condition, which is recognized as a disability pursuant to the employment practices adopted by the Company (or, if approved by the Committee, the Affiliate employing the Participant) and prevents the Participant from continuing to work in his position or in a comparable one in the Company or the employing Affiliate (as the case may be) or prevents the Participant from continuing to provide services to the Company or such Affiliate. Determination of a Disability shall be made in consultation with a physician selected by the Committee and shall be finally and conclusively determined by the Committee at its absolute discretion.

“Effective
Date”	means 12 July 2004 the date on which the Board of Directors of the Company first approved the Plan.

“Employee”	means a person who is employed by the Company or any of its Affiliates, including an individual who is serving as a director or an office holder all as defined in section 102.

“Exercise
Date”	shall have the meaning set forth in Section 11 below.

“Exercise
Period”	shall have the meaning set forth in Section 8.1.3 below.

“Grant”	means the grant hereunder of any Granted Security, granted to a Participant pursuant to this Plan, whether granted singly, in combination or in tandem (each, individually referred to as a ”Grant”).

“Grant Date”
of a Granted Security means the date on which the Committee resolves to grant such Granted Security, unless another date is specified by the Committee; provided, that, if further approvals are required for the granting of a Granted Security, the Grant Date shall mean the date that the last required approval for the grant of such Granted Security shall have been obtained, unless specified otherwise in the Grant Instrument.

“Grant
Instrument”	shall have the meaning set forth in Section 7.2 below.

“Granted
Security”	Any Option, Restricted Share or any other security granted to a Participant pursuant to this Plan, whether granted singly, in combination or in tandem.

“ITA”	means the Israeli Tax Authorities.

“Maximum
Trust Period”	The maximum period set in the Grant Instrument of a Granted Security granted on or after 18 June, 2014 as may be extended by the Committee, from time to time, at its sole and absolute discretion.

“Net Income”
means the amount in New Israeli Shekels specified as "Net Income" of the Company for the relevant period in the unaudited or audited, as the case may be, Financial Statements of the Company for such period as approved by the Board of Directors of the Company at the relevant time.

“Non-
Employee”	means a person who is not an Employee of the Company or its Affiliates.

“Option”	shall mean an option to purchase one or more Ordinary Shares granted pursuant to this Plan.

“Option
Exercise
Price”	shall have the meaning set forth in Section 8.1.1 and adjusted from time to time in accordance with Sections 3.2 or 8.1.1 below.

“Ordinary Income
Grant (OIG)”	means an Approved 102 Grant elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“102 Grant”	means any Grant granted to Employees pursuant to Section 102 of the Ordinance.

“3(i) Grant”	means a Grant granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

“Ordinary
Shares”	shall mean ordinary shares of the Company, par value NIS 0.01 each.

“Participant”
shall mean an Employee or a Non-Employee to whom a Grant is granted pursuant to the Plan, and, upon his death or legal incapacity, his successors, heirs, executors and administrators, as the case may be.

“Plan”	shall mean this Partner Communications Company Ltd. 2004 Equity Incentive Plan (formerly known as the Partner Communications Company Ltd. 2004 Share Option Plan), as amended from time to time.

"Restricted
Share”
means an Ordinary Share issued or transferred to a Participant pursuant to Section 8.2 of this Plan, which is subject to restrictions or limitations set forth in this Plan and in the related Grant Instrument.

“Restriction
Period”	shall have the meaning set forth in Section 8.2.2 below.

“Retirement”
shall mean the termination of a Participant's employment with or service to the Company or the Affiliate employing him as a result of his reaching the earlier of (a) the legal age for retirement and (b) the age for retirement identified in his employment or service agreement.

“Section 3(i)”	means Section 3(i) of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Section 102”	means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Section 102
Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Tax
Ordinance”
or “Ordinance”	shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Trustee”	means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

“Termination
Date”	means close of business of the Company on the date which falls twenty (20) years after the Effective Date.

“Unapproved
102 Grant”	means a Grant granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	Shares Subject to the Plan

3.1.
Shares Available for Grants.  On the Effective Date, the total number of authorized and unissued Ordinary Shares reserved for issuance under the Plan was not to exceed 5,775,000 Ordinary Shares, which represented approximately 3.15% of the total issued share capital of the Company as at the Effective Date. Following receipt of applicable approvals, the aforesaid limit has increased by 8,142,000 Ordinary Shares not to exceed a total of 13,917,000 Ordinary Shares which represented approximately 8.84% of the total issued share capital of the Company as of 31 March, 2008. Conditional upon receipt of applicable approvals, the aforesaid limit shall be increased by 6,000,000 Ordinary Shares, which represent approximately 3.75% of the total issued share capital of the Company as of 18 June, 2014, not to exceed a total of 19,917,000 Ordinary Shares. The total number of Ordinary Shares reserved for issuance under the Plan shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 3.2 below. In the event (i) an Option granted to any Participant has expired, canceled, forfeited or otherwise terminated in whole or in part, for any reason; (ii) any Ordinary Share has, after issuance or transfer as Restricted Share, returned to the Company due to a Participant’s failure to comply with the terms and conditions of a Grant or for any reason hereunder; or (iii) an Option has been exercised pursuant to the Cashless Formula and, therefore, shares reserved for issuance upon the exercise of such Option were not issued thereunder; such shares reserved for issuance of such expired, cancelled, forfeited or terminated Option, such Restricted Shares returned to the Company or such remaining unissued shares following a Cashless Formula exercise shall become available for issuance or transfer under any Grant which the Company may grant under the Plan.

3.2.	Adjustments. Upon the occurrence of any of the following events, a Participant’s rights under any Grant granted hereunder shall be adjusted as hereinafter provided:

3.2.1.
In the event the Ordinary Shares shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, recapitalization or similar event or transaction whilst any Option remains exercisable or this Plan remains in effect, the Ordinary Shares shall be exchanged for other securities of the Company or of another corporation, each Participant shall be entitled, upon exercising a vested Option and subject to the conditions herein stated, to be issued in respect of the Option, such number of Ordinary Shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of Ordinary Shares which such Participant would have been entitled to purchase had such event or events not occurred, and appropriate adjustments shall be made in the exercise price per share to reflect such subdivision, combination or exchange, so that Participants are not materially better or worse off as a result of the relevant event and provided that any such adjustment shall give the Participant the same proportion of the issued share capital of the Company for which such Participant would have been entitled to subscribe had he exercised all the Options held by him immediately prior to such adjustment and that such adjustment shall be made on the basis that the aggregate exercise price per share payable by the Participant on the full exercise of any Option shall remain as nearly as possible the same (but not greater than) as it was before such event. No such adjustment shall be made the effect of which would be to enable an Ordinary Share to be issued at less than its nominal value.

3.2.2.
In the event the Company shall issue any of its shares or other securities as bonus shares upon or with respect to its Ordinary Shares, each Participant upon exercising such Option shall be issued by the Company (for the exercise price payable upon such exercise), the Ordinary Shares as to which he is exercising his Option and, in addition thereto (at no additional cost), such number of shares (rounded down to the nearest whole number) of the class or classes in which such bonus shares were distributed which he would have received if he had been the holder of the Ordinary Shares as to which he is exercising his Option at all times between the date of issuance of such Option on behalf of a Participant in the name of the Trustee and the date of its exercise.

3.2.3.
Upon the occurrence of any of the foregoing events, the class and aggregate number of shares issuable pursuant to the Plan (as set forth in Section 3.1 hereof), in respect of which Options have not yet been granted, shall also be appropriately adjusted, to the extent necessary, to reflect the events specified in Subsections 3.2.1 and 3.2.2 above.

3.2.4.
If there has been any alteration in the capital structure of the Company as referred to in this Section 3.2, the Company shall, upon receipt of a Notice of Exercise (pursuant to Section 8.1.5 below) inform the Participant of such alteration and shall inform the Participant of the adjustment to be made.

3.2.5.	Appropriate adjustments shall be made in the number and other pertinent elements of any outstanding Restricted Shares, with respect to which restrictions have not yet lapsed prior to any such change.

3.2.6.
The Committee shall determine the specific adjustments to be made in accordance with this Section 3 and the rules and regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise. A determination made in accordance with this Section 3.2.6 shall be conclusive.

4.	Granting of Granted Securities

4.1.
The maximum number of Ordinary Shares which may be issued and allotted as Restricted Shares and of Ordinary Shares which may be required to be issued and allotted upon the exercise of Options, to each Participant under this Plan in any 12-month period, shall not exceed 1% of the total issued share capital of the Company as measured at the Grant Date of Granted Securities or further Granted Securities to such Participant. The eligibility of any person shall be determined from time to time on the basis of his contribution to the development of the Company.

4.2.
The persons eligible for participation in the Plan as Participants shall include any Employees or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Grants and (ii) Non-Employees may only be granted 3(i) Grants.

4.3.	The Company may designate Grants granted to Employees pursuant to Section 102 as Unapproved 102 Grants or Approved 102 Grants.

4.4.	The grant of Approved 102 Grants shall be made under this Plan adopted by the Board, and shall be conditioned upon the approval of this Plan by the ITA.

4.5.	Approved 102 Grants may either be classified as Capital Gain Grants (“CGGs”) or Ordinary Income Grants (“OIGs”).

4.6.
No Approved 102 Grants may be granted under this Plan to any eligible Employee, unless and until the Company’s election of the type of Approved 102 Grants as CGG or OIG granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning on the first Grant Date of an Approved 102 Grant under this Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Grants (under this Plan or previous plans). The Election shall obligate the Company to grant only the type of Approved 102 Grant it has elected, and shall apply to all Participants who were granted Approved 102 Grants during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Grants simultaneously.

4.7.	All Approved 102 Grants must be held in trust by a Trustee, as described in Section 10 below.

For the avoidance of doubt, the designation of Unapproved 102 Grants and Approved 102 Grants shall be subject to the terms and conditions set forth in Section 102.

5.	Administration of the Plan

5.1.
Committee.  The Plan shall be administered by the Committee, which has been appointed by and serves at the direction of the Board of Directors of the Company. The Board of Directors may from time to time remove members from, or add members to, the Committee, and may fill vacancies in the Committee however caused.

5.2.
Committee Actions.  The Committee has selected one of its members as its Chairman and holds its meetings at such times and places, as it determines. Actions at a meeting of the Committee at which a majority of its members are present, or acts reduced to or approved in writing by all members of the Committee, are the valid acts of the Committee. The Committee keeps records of its meetings and makes such rules and regulations for the conduct of its business, as it deems advisable.

5.3.
Authority of Committee.  The Committee has the authority, at its sole discretion, subject to the approval of the Board of Directors - if such approval is required under the Companies Law - and subject to any applicable law and regulations and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority at its discretion to (A) with respect to Options - determine the persons to whom Options are granted, the number of shares covered by each Option, the time or times at which Options are granted, the Commencement Date and the Option Exercise Price, and any other term to be included in the Grant Instrument which is permitted by the Plan; and (B) with respect to Restricted Shares - determine the persons to whom Restricted Shares are granted, the number of Restricted Shares awarded, the Commencement Date, the price (if any) to be paid by the Participant for such Restricted Share (unless specified otherwise in the Grant Instrument, the price will be zero), and any other term to be included in the Grant Instrument which is permitted by the Plan. The Committee has also the discretion to determine the performance targets of the Company and any of its Affiliates, or any other criteria, if any, which the Committee determines must be met to remove any restriction (including vesting or earning period) on such Grant, the Maximum Trust Period and any other term, limitation, restriction, and condition of the Options or Restricted Shares, which shall be consistent with this Plan. The provisions of Options or Restricted Shares need not be the same with respect to each Participant.

The Committee also has the power and authority to determine whether, to what extent, and under what circumstances an Option or a Restricted Share may be settled, canceled, forfeited, exchanged, surrendered or returned to the Company; to construe and interpret the Plan and any Grant Instrument and Granted Security; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

5.4.
Interpretation and Construction.  The interpretation and construction by the Committee of any provision of the Plan or of any Grant Instrument or Granted Securities thereunder shall be final and conclusive, unless otherwise determined by the Board of Directors of the Company.

5.5.
Acceleration and Other Amendments.  Save and except for the occurrence of events specified in Section 6 below whereupon the Committee shall comply with the provisions therein, the Committee may, at its sole and absolute discretion, accelerate the date on which any Granted Security granted or earned under the Plan becomes exercisable or earned, accelerate any Restriction Period, waive or amend the operation of Plan provisions respecting exercise (or earning) after termination of employment, re-price the Option Exercise Price or the price (if any) payable for Restricted Shares, make the Granted Securities subject to the Plan in its form at the time of such waiver or amendment, or otherwise amend any of the terms of any Grant Instrument or Granted Securities, subject to the provisions of the Tax Ordinance, provided, however, that no such waiver or amendment shall adversely affect any Participant's rights under any outstanding Grant Instrument or Granted Security under the Plan without the consent of such Participant.

6.	Change in Control; Winding Up; Adjustments upon Certain other Events

6.1.
Acceleration in the Event of Change in Control. Without derogating from the provisions of Section 6.3 below, in the event that within six months after a Change in Control of the Company, a Participant’s employment with or service to the Company or the Affiliate employing him is terminated by, or a Participant receives a notice of termination from, the Company or such Affiliate for any reason (other than termination for Cause), the Granted Securities granted to such Participant which are not vested or earned shall be automatically and immediately accelerated or earned (as the case may be) so that all such Granted Securities shall become vested and exercisable or earned (as the case may be) and all restrictions or restriction periods applicable to any Granted Security (including, without limitation, the Restriction Period) shall automatically expire, within thirty (30) days after the date of termination of employment or service.

All outstanding Options so vested in the manner as aforesaid which are not exercised within the thirty (30) days after the date of termination of employment or service shall terminate and cease to be outstanding upon the expiry of the aforesaid thirty-day period. Restricted Shares so earned would be automatically treated in the same manner as the Ordinary Shares underlying such Restricted Shares, mutatis mutandis (including, without limitation, under Section 10.5 of this Plan).

For the purpose of this Section 6, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
the acquisition which results in holding, directly or indirectly, of (a) the power to control at least 50% of the Company’s share capital; or (b) the power (exercisable alone or together in concert with others) to direct or cause the direction of the management and policies of the Company, whether through the ownership of Ordinary Shares, by law, contract or otherwise; or (c) the power (exercisable alone or together in concert with others) to elect or appoint at least 50% of the Board of Directors of the Company;

(ii)	a merger, consolidation or similar transaction (including an arrangement) of the Company following which the Company is not a surviving corporation;

(iii)
a merger, consolidation or similar transaction (including an arrangement) following which the holders of voting securities of that other company holding, in aggregate, 50% or more of all outstanding Ordinary Shares of the Company (including a merged or successor company) resulting from such merger, consolidation or similar transaction; or

(iv)	the sale, lease or exchange of all or substantially all of the property of the Company, other than in the ordinary course of business of the Company or to its subsidiary;

Provided that any event or transaction contemplated in sub-paragraph (i), (ii) or (iii) shall not constitute a Change in Control for purposes of this Plan if following such event or transaction, 50% or more of voting securities of the Company remain held directly or indirectly by the ultimate shareholder prior to such event or transaction (the “Ultimate Shareholder”) or any company or other person controlled directly or indirectly in any manner what so ever whether through the ownership of voting securities or otherwise in fact by the Ultimate Shareholder.

6.2.
Event of winding up. In the event of an effective resolution being proposed for the voluntary winding-up of the Company, any Participant may, subject to the provisions of all applicable laws, by notice in writing to the Company at any time prior to the date on which such resolution is passed, exercise his vested Options (to the extent not already exercised) either to its full extent or to the extent specified in such Notice of Exercise in accordance with the provisions of Section 8.1.5 and shall accordingly be entitled, in respect of the Ordinary Shares to be issued upon the exercise of his or her vested Option, to participate in the distribution of the assets of the Company available in liquidation pari passu with the holders of the Ordinary Shares in issue on the date prior to the date of such resolution. Restricted Shares earned at the time the voluntary winding-up resolution is passed, would be automatically treated in the same manner as the Ordinary Shares underlying such Restricted Shares, mutatis mutandis (including, without limitation, under Section 10.5 of this Plan).

6.3.
Adjustments upon Certain other Events.  If upon a Change in Control transaction of the Company, the consideration received (the "Consideration") shall be the exchange of the securities of the Company for the securities of another corporation or a parent or subsidiary of such other corporation (each, a "Successor Entity") or for a cash amount or any other type of consideration, then, each Granted Security shall, at the sole and absolute discretion of the Board of Directors, either solely or in any combination: (i) be substituted for a similar granted security to purchase shares of the Successor Entity, and appropriate adjustments shall be made in the exercise (or other) price per share to reflect such exchange; (ii) be assumed by the Successor Entity such that the Participant may exercise the Granted Securities for such number of shares of the Successor Entity or amount of other securities thereof, and appropriate adjustments shall be made in the purchase (or other) price per share to reflect such exchange; (iii) be substituted for “phantom” similar granted securities of the Company or the Successor Entity, and represent only a financial right to receive the cash amount of the fair market value (determined from time to time but at least annually by a financial expert appointed by the Committee or by another method determined by the Board of Directors) of the Ordinary Share underlying the Granted Security minus the exercise (or other) price of such Granted Security (“Phantom Granted Securities”), or (iv) each outstanding Granted Security not yet vested or earned shall, automatically (but conditional upon closing of the Change of Control transaction), vest or be earned in full (and any and all restrictions or restriction periods applicable to such Granted Securities (including, without limitation, the Restriction Period) shall automatically expire or elapse) at least thirty (30) days prior to the Change of Control, so that each such Granted Security shall become fully exercisable or earned for all of the Ordinary Shares underlying such Granted Security (the “Change of Control Acceleration”).

In the event that the Ordinary Shares (or ADRs representing them) will no longer be traded on any stock exchange, at the sole and absolute discretion of the Board of Directors, either solely or in any combination: (x) each Granted Security shall be substituted for a similar Phantom Granted Security, or (y) each outstanding Granted Security not yet vested or earned shall, automatically become subject to the Change of Control Acceleration.

In the event that a Change of Control Acceleration event takes place, the Company shall notify each Participant of the contemplated Change of Control, at least thirty (30) days prior to the Change of Control, in the form and method as the Board of Directors deems applicable. Any unexercised Option (whether vested prior to such event or not) that is not assumed or substituted under this Section 6.3, shall automatically terminate and become null and void as of the closing date of the Change of Control Transaction. Earned Restricted Shares would be automatically treated in the same manner as the Ordinary Shares underlying such Restricted Shares, mutatis mutandis (including, without limitation, under Section 10.5 of this Plan).

Anything herein to the contrary notwithstanding, the provisions of this Section 6.3 shall be subject to all other terms and provisions of the Plan remaining in full force and effect.

6.4
Without derogating from other provisions of this Plan, the Committee is authorized, and has full discretion, to determine the specific adjustments to be made under this Section 6 or in any event which is not detailed in this Section 6 (spin-off, spin-up, etc.), and its determination shall be conclusive. A determination made in accordance with this Section 6 shall be conclusive.

7.	Grants under the Plan; Grant Instrument

7.1.
Eligible Grantees.  Granted Securities may be granted to any Employee or Non- Employee of the Company or any Affiliate selected by the Committee provided, however, that no Granted Security may be granted by the Committee to any person serving as a member of the Committee at the time of the grant. The grant of a Granted Security to a Participant shall neither entitle such Participant to, nor disqualify him from, receiving any other grants of Granted Securities pursuant to the Plan or participating in any other share option plan or other incentive plan. Any grant of Granted Securities under the Plan shall be in compliance with the requirements under applicable laws and regulations, including by reason of their applicability to the Company’s shareholders or otherwise.

7.2.
Grant Instrument. Each Granted Security granted under the Plan shall be evidenced by a written instrument signed by the Company and accepted in writing by the Participant which shall be accompanied by a copy of this Plan and shall contain such provisions as the Committee, at its sole discretion, may deem necessary or desirable (the "Grant Instrument"). By accepting a Granted Security, a Participant thereby agrees that the Granted Security shall be subject to all the terms and provisions of this Plan and the applicable Grant Instrument. Unless otherwise determined by the Committee, no payment is required to be made by a Participant on acceptance of an Option. Unless otherwise determined by the Committee in the Grant Instrument, no payment is required to be made by the Participant upon acceptance of Restricted Shares.  The Grant Instrument shall also state the type of Granted Security granted thereunder (whether an Option, Restricted Share and whether a CGG, OIG, Unapproved 102 Grant or a 3(i) Grant).

7.3.
Cancelled Options. Where the Company cancels any Option granted to a Participant but not exercised and issues new Granted Security to the same Participant, the issue of such new Granted Security may only be made within the limit of this Plan under Section 3.1.

7.4.
Returned Restricted Shares. Where Restricted Shares are returned to the Company, new Granted Securities may be granted to the same Participant; provided, that the new issuance of the Granted Securities (following the return of the formerly issued Restricted Shares) is within the limits of this Plan under Section 3.1.

8.	Granted Securities

8.1.	Options

8.1.1
Exercise Price.  The Committee shall determine the exercise price per Ordinary Share ("Option Exercise Price"), subject to applicable law, regulations and guidelines. The Option Exercise Price will be determined taking into consideration the fair market value of an Ordinary Share at the time of the grant and (if applicable), inter alia, the provisions of the Compensation Policy. The fair market value of an Ordinary Share on any date will be equal to the average of the closing sale price of Ordinary Shares during the preceding 30 trading days, as such closing sale price is published by the Tel Aviv Stock Exchange, or if the Ordinary Shares are not listed on the Tel Aviv Stock Exchange, the main securities exchange on which the Ordinary Shares are traded or, if there is no sale of Ordinary Shares on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if Ordinary Shares are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Ordinary Shares are not traded on a national securities exchange or the over the counter market, the fair market value of an Ordinary Share on such date as determined in good faith by the Committee. Notwithstanding the foregoing, the Committee may set performance targets as a vesting criterion (independently or in combination with other criteria) and may, upon reasons detailed in its decision, determine an exercise price not taking into consideration the fair market value of an Ordinary Share that will not be less than the par value of an Ordinary Share. Unless otherwise provided in the Grant Instrument, the Option Exercise Price shall be paid in NIS. Except for any applicable provisions of the Tax Ordinance or relevant securities laws or specific provisions of this plan, the Ordinary Shares and any other securities issued to a Participant (or the Trustee on his behalf) upon Option exercise and payment of the Option Exercise Price shall be subject to the articles of association of the Company from time to time in force (including, without limitation, provisions relating to voting and dividend) and shall be free and clear of any transfer restrictions; pledges, encumbrances or liens; and other third party rights of any kind.

Without derogating from the generality of the immediately preceding paragraph and only with respect to Options granted on or after February 23, 2009, at any time after the grant of such Options that the Company distributes cash dividends in the ordinary course, with respect to all of its issued and outstanding Ordinary Shares, in an amount in excess of 40% (forty percent), or of another percent resolved by the Board of Directors, of the Company's Net Income for the relevant period (the "Excess Dividend"), and the record date for determining the right to receive such dividends is earlier than the Exercise Date of such Options, then the Option Exercise Price (as adjusted from time to time) for each Ordinary Share underlying an Option (granted on or after February 23, 2009 and whether vested or not as at the relevant record date), not exercised prior to such record date, shall be reduced, ipso facto, as at such record date, by an amount equal to the gross amount of the Excess Dividend per Ordinary Share. Without derogating from the generality of the immediately preceding paragraph but instead of the provisions of this paragraph above and only with respect to Options granted on or after 8 May 2012 (or granted earlier but become subject to this provision thereafter), at any time after the grant of such Options that the Company distributes cash dividends in the ordinary course, with respect to all of its issued and outstanding Ordinary Shares, and the record date for determining the right to receive such dividends is earlier than the Exercise Date of such Options, then the Option Exercise Price (as adjusted from time to time) for each Ordinary Share underlying such Option (whether vested or not as at the relevant record date), not exercised prior to such record date, shall be reduced, ipso facto, as at such record date, by the gross dividend amount so distributed (the "Full Dividend") per Ordinary Share (and not the Excess Dividend).

The Excess Dividend (with respect to Options granted on or after February 23, 2009) or Full Dividend (with respect to Options granted on or after 8 May 2012 (or granted earlier but become subject to this provision thereafter)) (as the case may be) per Ordinary Share, will be determined on a quarterly basis with an annual adjustment on the fourth quarter of each financial year as follows:

(a)
In respect of the first three quarters of each financial year, the Excess Dividend or Full Dividend (as the case may be) per Ordinary Share for each quarter will be determined on the basis of the cash dividends distributed and the Net Income for such quarter and the number of Ordinary Shares on the relevant record date; and

(b)
In respect of the fourth quarter of each financial year, the Excess Dividend or Full Dividend (as the case may be) per Ordinary Share for the said quarter will be determined on the basis of the total cash dividends distributed and the Net Income for the full financial year and the number of Ordinary Shares on the relevant record date and the deduction of the aggregate Excess Dividend or Full Dividend (as the case may be) per Ordinary Share for the preceding three quarters. For the avoidance of doubt, the downward adjustments to Option Exercise Price made in the preceding three quarters pursuant to sub-paragraph (a) above shall be final and binding and shall not be reversed in the fourth quarter of a financial year.

At any time that the Company distributes cash dividends other than in the ordinary course, with respect to all of its issued and outstanding Ordinary Shares, and the record date for determining the right to receive such dividends is earlier than the Exercise Date of Options, then the Option Exercise Price (as adjusted from time to time) for each Ordinary Share underlying an Option (whether vested or not), not exercised prior to such record date, shall be reduced, as at such record date, by the gross dividend amount so distributed per Ordinary Share; provided, that any adjustment provided for in this paragraph shall be cumulative to any other adjustments contemplated under the immediately preceding paragraph or approved by the shareholders of the Company in general meeting.

The Option Exercise Price shall not be reduced to less than the par value of an Ordinary Share.

With respect to Cashless Options, the Option Exercise Price per share set forth in the Grant Instrument (as adjusted from time to time) will not represent the actual amount to be paid by the Participant to the Company for said Cashless Options, but will only be used for the purpose of calculating and determining the number of Ordinary Shares to be issued to the Participant as the result of the exercise of a Cashless Option.

8.1.2
Vesting Schedule.  An Option shall become cumulatively vested as to one-fourth (25%) of the Ordinary Shares covered thereby on each of the first, second, third, and fourth anniversaries of its Commencement Date, unless otherwise set by the Committee (considering, if applicable, inter alia, the provisions of the Compensation Policy) in the Grant Instrument. Unless otherwise determined by the Committee and stated in the Grant Instrument, a Participant is not required to achieve any performance targets before the vesting or the exercise of an Option.

8.1.3
Exercise Period.  The exercise period during which an option may be exercised will be determined by the Committee (considering, if applicable, inter alia, the provisions of the Compensation Policy) and will not exceed ten years from the Grant Date or such shorter period set forth in the Grant Instrument.

8.1.4
Minimum Exercise.  No exercise of Options by a Participant, shall be for an aggregate exercise price of less than $1,000 unless such exercise is for all shares of the Company purchasable upon exercise of the Options held by a Participant (or by the Trustee on his behalf) which have vested as of such date. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining unexercised portion of such Option. Each Option exercise shall be in respect of a whole number of shares, and the Company shall not issue any fractional shares; the number of shares granted under the Plan to any Participant shall be rounded off (upward or downward) to the nearest whole number.

8.1.5
Method of Exercise.  An Option, or any part thereof, shall be exercised by (i) the Participant’s signing and delivering to the Company at its principal office, to the attention of its Secretary (or to the Trustee, if the Option is held in trust), an exercise notice (“Notice of Exercise”) in such form and substance as may be prescribed by the Committee from time to time, and (ii) full payment for the Ordinary Shares purchased upon the exercise of an Option. Payment shall be made on the date of delivery of the Notice of Exercise or on a later date, if so determined by the Committee, by the following means: (x) in cash, by certified check, bank cashier's check or wire transfer, or (y) subject to the approval of the Committee, by such other method of payment as the Committee may from time to time authorize.

8.2.	Restricted Shares

8.2.1
Restricted Shares Legend on Shares.  Each Participant who is awarded Restricted Shares shall be issued the number of Ordinary Shares specified in the Grant Instrument for such Restricted Shares, and such Ordinary Shares shall be recorded in the Shareholder Registry of the Company and ownership of such Ordinary Shares shall be evidenced by a share certificate of the Company. Such Ordinary Shares shall be registered in the name of the Trustee and held for the benefit of the Participant and shall bear or be subject to an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares. The share certificates or other evidence of ownership of the Restricted Shares be held in custody by the Trustee until the restrictions thereon shall have lapsed. The Participant shall deliver to the Committee a share power or share powers, irrevocably endorsed to the Trustee, relating to the Restricted Shares. It is expected that as long as Restricted Shares are held by the Trustee, the Trustee shall not exercise the voting rights of the underlying Ordinary Shares unless requested to do so by the Company. In such event, the Trustee shall vote the underlying Ordinary shares proportionally as the Shareholders vote and if the vote of public shareholders is counted separately, proportionally to the public shareholders vote. Notwithstanding the foregoing, the Company reserves the right, upon recommendation of legal counsel, to request the Participant to exercise his or her voting rights.

8.2.2	Restrictions and Conditions. Restricted Shares shall be subject to the following restrictions and conditions:

(i)
Subject to the other provisions of this Plan and the terms of the Participant’s Grant Instrument, during such period as may be determined by the Committee commencing on the Grant Date (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares.

(ii)
Except as provided in subparagraph (i) above and subject to the terms of the Participant’s Grant Instrument, the Participant shall have, with respect to his or her Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Ordinary Shares (endorsed to the Trustee as long as the Restricted Shares are held by the Trustee), and the right to receive any dividends thereon (accumulated together with the underlying Restricted Shares). Subject to the terms of a Participant’s Grant Instrument, certificates or evidence of ownership of Ordinary Shares free of restriction under this Plan shall be delivered to the Participant (together with all dividends accumulated with respect to the underlying Restricted Shares) after, and only after, (i) the Restriction Period for such Restricted Shares shall elapse without return of such Restricted Shares to the Company, or (ii) request by the Participant to the Trustee to do so together with evidence of tax payment with respect to the Restricted Shares. Certificates for the Ordinary Shares forfeited under the provisions of the Plan shall be promptly returned to the Company by the Trustee. Each Participant, by his or her acceptance of Restricted Shares, shall irrevocably grant to the Company a power of attorney to transfer and return any Ordinary Share so forfeited to the Company and agrees to execute any document requested by the Company in connection with such forfeiture and transfer.

(iii)
The Restriction Period of Restricted Shares shall commence on the Grant Date and, subject to Section 6 of the Plan, shall elapse upon satisfaction of the conditions set forth in the Grant Instrument; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business targets, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other performance targets, as may be determined by the Committee at its sole discretion.

8.3.	Cashless Exercise – The Board of Directors of the Company may, at its discretion, resolve from time to time:

(i)
to allow Participants to exercise their vested Options during a fixed period either (x) in cash; or (y) through a cashless exercise procedure, pursuant to which each vested Option will entitle its holder to the right to purchase Ordinary Shares (subject to the adjustments described in Section 3.2 or 8.1.1 above), in accordance with the Cashless Formula (“Cashless Options”); or

(ii)
with respect to any or all Options granted after February 23, 2009 and without derogating from the provisions of clause (i), to allow Participants to exercise their vested Options during a fixed period only through a cashless exercise procedure, pursuant to which each vested Option will entitle its holder to the right to purchase Ordinary Shares (subject to the adjustments described in Section 3.2 or 8.1.1 above), in accordance with the Cashless Formula (“Cashless Options”).

During the period when Cashless Exercise is allowed under clause (i)(y) or under clause (ii), the Participant may exercise vested Cashless Options by signing and delivering to the Company at its principal office, to the attention of its Secretary (or to the Trustee, if the Option is held in trust), a Notice of Exercise in such form and substance as may be prescribed by the Committee and pay the nominal value of the Ordinary Shares in the manner as specified in Section 8.1.5.

The Committee or someone designated by it and/or the Trustee will make all applicable calculations with respect to the Option Exercise Price and determine the amount of Ordinary Shares issued or to be issued upon exercise of the vested Options, all in accordance with the Plan on the date on which the Notice of Exercise has been delivered (as specified in Section 8.1.5, and if such date is not a business day, the first business day following such date) ("Notice Date") including the applicable exchange rate in effect on the Notice Date and such calculation will be binding on the Participants.

Fractional Shares will be rounded down to the nearest whole number of Ordinary Shares.

8.4.
Waiver of Grant Rights.  At any time prior to the expiration of any Option or the elapsing of the Restriction Period of any Restricted Share, as applicable, a Participant may waive all rights attributable to such Granted Security by delivering a written notice to the Company's principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Grant Instrument, shall specify the number of Ordinary Shares subject to or underlying the Granted Security with respect to which the Participant waives his rights and shall be signed by the Participant. Upon receipt by the Company of the notice of waiver with respect to any Granted Security, such Granted Securities shall expire or returned to the Company (as the case may be) with respect to the number of Ordinary Shares specified therein, and an amended Grant Instrument will be issued with respect to any Granted Security (or portion thereof) covered by the Grant Instrument as to which rights attributable thereto were not waived.

8.5.
Notices.   All notices delivered by a Participant hereunder shall be signed by the Participant and notarized or certified by an attorney, or signed in the presence of (and countersigned by) the Company’s General Counsel or Corporate secretary. Any notice if sent by the Participant shall be irrevocable and shall not be effective until actually received by the Company.

9.	Termination of Employment or Service

9.1.
Voluntary Termination by Participant. In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated by the Participant voluntarily for any reason other than Retirement, Disability or death: (i) Options granted to such Participant, to the extent vested at the time of termination of employment or service, shall be exercisable for a period of 90 days following either termination or the date upon which the Participant may freely sell Ordinary Shares acquired upon Option exercise, the later date of the two; (ii) Restricted Shares granted to such Participant, to the extent earned at the time of termination of employment or service, shall be owned by the Participant following termination; and (iii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at the time of termination (in the case of Options) or returned to the Company (in the case of Restricted Shares).

9.2.
Termination by the Company or an Affiliate Other Than For Cause.  In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated by the Company or such Affiliate for any reason other than for Cause: (i) Granted Securities granted to such Participant, to the extent vested or earned at the time of termination of employment or service, shall be exercisable for a period of one year following termination or the date upon which the Participant may freely sell Ordinary Shares acquired upon Option exercise, the later date of the two (in the case of Options) or be owned by Participant at the time of termination of employment  (in the case of Restricted Shares), and (ii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at such time (in the case of Options) or returned to the Company (in the case of Restricted Shares). Section 9.2 shall not apply upon occurrence of the events specified in Section 6, whereupon the provisions therein shall govern.

9.3.
Termination By Reason of Retirement, Death or Disability.  In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) terminates by reason of the Retirement, Disability or death of the Participant: (i) Granted Securities granted to such Participant, to the extent vested or earned at the time of termination of employment or service, shall be exercisable during the remainder of their exercise period (in the case of Options) or be owned by Participant at the time of termination of employment (in the case of Restricted Shares), and (ii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at such time (in the case of Options) or returned to the Company (in the case of Restricted Shares); provided, however, that a pro rata portion of the Granted Securities that would have become vested or earned on the next anniversary of the Commencement Date (but for such termination of employment or service) shall become vested or earned on the date of such termination of employment or service and shall be exercisable during the remainder of their Exercise Period (in the case of Options) or owned by the Participant on the date of such (in the case of Restricted Shares). Such pro rata portion shall be determined by multiplying the number of unvested or unearned Granted Securities scheduled to vest on the next anniversary of the Commencement Date by a fraction, the numerator of which is the number of full and partial months which the Participant has been employed with or gave services to the Company or any Affiliate since the most recent anniversary of the Commencement Date (or, if less than one year has elapsed since the Commencement Date, since the Commencement Date) and the denominator of which is twelve, rounded down to the nearest whole number.

9.4.
Termination for Cause.  In the event a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated for Cause, all outstanding Options granted to such Participant (i.e., whether vested or not) shall expire upon the termination of employment or service and all Restricted Shares (i.e., whether earned or not) shall be returned to the Company. A Participant shall be entitled to challenge the Committee’s determination that a termination is for Cause, in which case, the final determination shall be made by a court of competent jurisdiction.

9.5.	Expiration of Term. Notwithstanding anything to the contrary in this Section 9, no Option shall be exercisable after the expiration of its Exercise Period.

9.6.
Continuation of Employment or Service. Notwithstanding anything to the contrary in this Plan, for the purpose of this Plan, employment by or service to the Company and any Affiliate shall be deemed continuous employment or service, and the move of a Participant as an employee or service provider between the Company and any Affiliate (or among the Affiliates) shall not be deemed termination of employment or service under this Plan.

10.	Trust Arrangement

10.1.
Notwithstanding anything to the contrary in this Plan, Approved 102 Grants  which shall be granted under this Plan and any Ordinary Shares allocated or issued upon exercise or earning of such Approved 102 Grants and other rights, including without limitation bonus shares and dividends, shall be allocated or issued to the Trustee and held for the benefit of the Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”).

10.2.
With respect to any Approved 102 Grant, subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Ordinary Shares or any rights, including bonus shares, before the end of the applicable Holding Period. If a Participant sells or removes the Shares from the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.

10.3.
Until all taxes have been paid in accordance with Section 7 of the 102 Rules, Granted Securities and Ordinary Shares may neither be transferred to the Participant, nor be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given by the Participant. Notwithstanding the foregoing, the Granted Securities and Ordinary Shares may be validly transferred in a transfer made by will or laws of descent, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she to have survived.

10.4.
Upon receipt of Approved 102 Grant, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Plan, or any Approved 102 Grant or Ordinary Share granted to him thereunder.

10.5.
Notwithstanding anything to the contrary in this Plan, no later than seven days prior to the expiration of the Maximum Trust Period, the Participant shall either (i) instruct the Trustee to sell the Restricted Shares (or a sufficient amount thereof to cover the tax liability relating to the Restricted Shares) and transfer the consideration (minus tax paid) plus remaining Restricted Shares (if any) to the Participant, or (ii) provide the Trustee with evidence of payment of tax relating to the Restricted Shares and instruct the Trustee to transfer the Restricted Shares plus accumulated dividends (if any) and share certificates (if any) to the Participant. In the event that the Trustee does not receive any such notice from the Participant, the Trustee shall follow the process under clause (i) of this paragraph. The foregoing does not prevent the Participant from entering into a separate trust agreement with the Trustee, which will not bind the Company or affect it in any way.

11.	Rights as a Shareholder

No Participant shall have any rights as a shareholder with respect to any Ordinary Shares or other securities of the Company covered by or relating to any Option, whether or not exercisable, until the due issuance of such shares by the Company.  Ordinary Shares to be issued under the Plan will be subject to all provisions of the Articles of Association of the Company for the time being in force and, with respect to Restricted Shares, also subject to the terms and conditions of this Plan and the Grant Instrument, and will, subject to the completion of registration (as referenced below), rank pari passu in all respects with the then existing fully paid Ordinary Shares in issue on the date in which the Option is duly exercised or, if that date falls on a day when the register of members of the Company is closed, the first day of re-opening of the register of members ("Exercise Date") (with respect to Options) or the date of issuance of Restricted Shares (with respect to Restricted Shares) and accordingly will entitle the holders thereof to participate in all dividends or other distributions paid or made on or after the Exercise Date (or, subject to earning of the underlying Restricted Shares, the issuance date thereof) other than any dividend or other distribution previously declared or recommended or resolved to be paid if the record date therefor shall be before the Exercise Date (or issuance date, as the case may be). An Ordinary Share issued upon the exercise of an Option shall not carry voting rights until the Participant has been duly entered in the register of members of the Company as the holder thereof. Notwithstanding the foregoing, a Participant awarded Restricted Shares shall (i) endorse the voting rights of the underlying Ordinary Shares to the Trustee, as set in Section 8.2.1 above; and (ii) receive dividends with respect to such shares (which shall be held in trust by the Trustee as long as the respective underlying Restricted Shares are held by the Trustee and subject to release of the underlying shares to the Participant).

12.	No Special Employment or Service Rights; No Right to Granted Securities

Nothing contained in this Plan or any Grant Instrument shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment or service agreement, at any time to terminate such employment or service, or to increase or decrease the compensation of or payment to the Participant. The Plan shall not form part of any contract of employment. No person shall have any claim or right to receive any shares hereunder except in accordance with the express terms of this Plan and a Grant Instrument issued to such person.

13.	Tax Matters

13.1.
This Plan shall be governed by, and shall be conformed with and interpreted so as to comply with, the requirements of Section 3(i) or Section 102 of the Tax Ordinance (as the case may be) and any regulations, rules, orders, or procedures promulgated thereunder.

13.2.
Any tax consequences arising from the grant or exercise of any Grant, from the payment for Ordinary Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee – if applicable - or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

13.3.	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

13.4.
With respect to Unapproved 102 Grants, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

14.	Withholding Taxes

Whenever cash is to be paid pursuant to a Grant, the Company shall have the right to deduct from such payment an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Ordinary Shares or any other non-cash assets are to be delivered pursuant to a Grant, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount of cash is not timely remitted, to withhold such Ordinary Shares or any other non-cash assets pending payment by the Participant of such amounts.

15.	Transfers upon Death; Non-Assignability

15.1.
Death.  Upon the death of a Participant, outstanding Options granted to such Participant may be exercised and Restricted Shares may be taken only by (i) the Designated Beneficiary designated by such Participant pursuant to Section 26 below, or (ii) if such Participant did not designate a Designated Beneficiary, to the person deemed as such Participant's Designated Beneficiary pursuant to Section 26 below or to a person who shall have acquired the right to the Granted Securities by will or by the laws of descent and distribution. No transfer of a  Granted Security by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with (a) written notice thereof and with a copy of the relevant section of the will relating to the bequest of the Granted Security, certified by a notary and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and (b) a written consent by the transferee to pay the Option Exercise Price upon exercise of the Option, if any, and otherwise abide by the terms set forth in this Plan and in the relevant Grant Instrument.

15.2.	Non-Assignability.

15.2.1.
Notwithstanding any other provision of the Plan, no Granted Security or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase Ordinary Shares hereunder shall be exercisable or taken only by the Participant. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void and shall entitle the Company to cancel any Granted Security granted to such Participant to the extent not already exercised or earned (as the case may be).

15.2.2.
As long as Options or Ordinary Shares purchased pursuant thereto or Restricted Shares are held by the Trustee on behalf of the Participant, all rights of the Participant over the shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

16.	Expenses and Receipts

The expenses incurred in connection with the administration and implementation of the Plan (excluding any taxes and other liabilities to which the Participant is subject as a result of his or her participation in the Plan) shall be paid by the Company. Any proceeds received by the Company in connection with the exercise or earning of any Granted Security may be used for general corporate purposes.

17.	Term and Termination

17.1.
Term of Plan.  Granted Securities may be granted at any time after (i) the Effective Date (ii) (for CGG or OIG Options) the Trustee has been approved by the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance, and (iii) any other approvals or consents required by law have been received, until the Termination Date after which period no further Granted Securities may be issued but the provisions of the Plan shall remain in full force and effect to the extent necessary to give effect to the exercise of any Option granted or exercised prior thereto, to the earning of any Restricted Share granted prior thereto or otherwise as may be required in accordance with the provisions of the Plan.

17.2.
The Board of Directors of the Company may, at any time and from time to time, terminate the Plan in any respect, subject to any applicable approvals or consents that may be otherwise required by law, regulation or agreement, including by reason of their applicability to its shareholders or otherwise, and provided that no termination of the Plan shall adversely affect the terms of any Granted Security which has already been granted. Upon such termination, no further Granted Securities will be offered under the Plan, but in all other respects the provisions of the Plan shall remain in force to the extent necessary to give effect to the exercise or earnings of any Granted Security (to the extent not already exercised or earned) granted prior thereto or otherwise as may be required in accordance with provisions of the Plan and Granted Securities (to the extent not already exercised or earned) granted prior to such termination shall continue to be valid and exercisable or earnable in accordance with the Plan.

18.	Amendment of the Plan

18.1.
Subject to other sections of the Plan, applicable law and the rules and regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise, the Plan may be altered or amended in any respect by a resolution of the Board of Directors of the Company.

18.2.	Intentionally Omitted.

18.3.	Intentionally Omitted.

18.4.
The terms of the Plan and/or any Granted Security amended pursuant to this section 18 must comply with the applicable rules and/or regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise.

19.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the applicable Grant Instrument shall be grounds for the cancellation and forfeiture of such Option or the return to the Company of such unearned Restricted Share, in whole or in part, as the Committee, at its absolute discretion, may determine, provided however, that such failure is not remedied by such Participant within ten days after notice by the Company of such failure.

20.	Required Approvals and Restrictions under the Company's Licenses

20.1.
The Plan is subject to the receipt, and the terms, of all approvals and permits required under any applicable law or by regulatory authorities having jurisdiction over the Plan the Granted Securities, or the Ordinary Shares issued upon exercise of Options or as Restricted Shares, including by reason of their applicability to the Company's shareholders or otherwise.

Notwithstanding anything to the contrary in this Plan, if any of the approvals or permits required for the Grant of the Granted Securities or for their exercise or receipt, will not be obtained for any reason, the Participant will not be entitled to exercise or receive said Granted Securities and will not be eligible for any substitute or compensation, monetary or otherwise for the inability to Grant or to exercise or receive the Granted Securities. In addition, the Company (including its office holders, controlling shareholders or related third parties on their behalf) will not be liable towards the Participant and the Participant will not have any claim or allegation for not obtaining said approvals and permits.

20.2.
According to licenses granted to the Company for the provision of telecommunications services, a breach thereunder may occur in the event that the holdings of Company's controlling shareholder or the Israeli entities (as defined in said licenses) are lower than the required minimum holdings set in said licenses. Therefore, issuance of Ordinary Shares upon exercise of Options granted on or after 18 June, 2014, may be delayed by the Company until the aforementioned prohibition under said licenses becomes irrelevant.

21.	Applicable Law

The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and construed and administered in accordance with the laws of the State of Israel.

22.	No Rights against the Company or an Affiliate

This Plan shall not confer on any person any legal or equitable rights (other than those constituting the Granted Securities themselves) against the Company or any Affiliate directly or indirectly or give rise to any cause of action at law or in equity against the Company or any Affiliate.

23.	Treatment of Participants

There is no obligation for uniformity of treatment for Participants.

24.	Unfunded Status of Awards

The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a Granted Security, nothing contained in the Plan or any Grant Instrument shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

25.	No Fractional Shares

No fractional shares shall be issued or delivered upon exercise of an Option or as a Restricted Share. Unless otherwise provided herein, in lieu of fractional shares, the Company shall pay to an exercising Participant cash or other property, or issue additional Granted Securities, as the Committee deems appropriate.

26.	Designation of a Beneficiary

A Participant may file with the Company a written designation of a Designated Beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no Designated Beneficiary survives the Participant, the Participant's estate representative (e.g. executor, administrator or similar representative) shall be deemed to be the Participant's Designated Beneficiary.

27.	Integration of Section 102 and Tax Assessing Officer’s Permit

27.1.
With regards to Approved 102 Grants, the provisions of the Plan and/or the Grant Instrument shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Grant Instrument.

27.2.
Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Grant Instrument, shall be considered binding upon the Company and the Participants.

28.	Confidentiality

The Participant shall not divulge the details of the Plan and/or his holdings to any person except with the prior written permission of the Company, unless so required to do under any statutes or regulations applicable to such Participant.